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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITES EXCHANGE ACT OF 1934.

                                              Commission File Number 333-11924
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                                HYDRO ONE INC.
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           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         483 Bay Street, 10th Floor, South Tower, Toronto, ON M5G 2P5
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  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

 6.94% Debentures due 2005, 7.13% Debentures due 2010 and 7.35% Debentures due
                                     2030
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                    None
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      (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


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
  Rule 12g-4(a)(1)(i)  / /                             Rule 12h-3(b)(1)(i)  / /
  Rule 12g-4(a)(1)(ii) / /                             Rule 12h-3(b)(1)(ii) / /
  Rule 12g-4(a)(2)(i)  / /                             Rule 12h-3(b)(2)(i)  /x/
  Rule 12g-4(a)(2)(ii) / /                             Rule 12h-3(b)(2)(ii) / /
                                                       Rule 15d-6--------   / /
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Approximate number of holders of record as of the certification or notice date:
20
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Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF
REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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
Date:     May 8, 2003          BY: /s/ Laura Formusa
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                               Name: Laura Formusa
                               Title:  General Counsel & Secretary
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